INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT
                        LEGG MASON INVESTORS TRUST, INC.
                       LEGG MASON FINANCIAL SERVICES FUND

            This INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT ("Agreement") is made this 5th day of October, 1999, by and between Legg Mason Investors Trust, Inc., a Maryland corporation (the "Corporation"), on behalf of Legg Mason Financial Services Fund ("Fund"), and Legg Mason Fund Adviser, Inc., a Maryland corporation (the "Manager").

            WHEREAS, the Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), currently consisting of four portfolios; and

            WHEREAS, the Corporation wishes to retain the Manager to provide investment advisory, management, and administrative services to the Fund; and

            WHEREAS, the Manager is willing to furnish such services on the terms and conditions hereinafter set forth;

            NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

            1. The Corporation hereby appoints the Manager as manager of the Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

            2. The Fund shall at all times keep the Manager fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Manager with such other documents and information with regard to its affairs as the Manager may from time to time reasonably request.

            3. (a) Subject to the supervision of the Corporation's Board of Directors, the Manager shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment goals and policies. The Manager shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Corporation's Articles of Incorporation and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment goals and policies of the Fund. The Manager will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers the Manager will attempt to obtain the best net price and the most favorable execution of its orders; however, the Manager may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Fund with research, analysis, advice and similar services, and the Manager may pay to these brokers, in return for research and analysis, a higher commission or spread than may be charged by other brokers. The Manager shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of management and supervision as may be directed by the Board of Directors of the Corporation.

            (b) The Fund hereby authorizes any entity or person associated with the Manager which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by
Section 11(a) of the Securities Exchange Act of 1934 or Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention by such person associated with the Manager of all permissible compensation for such transactions, including compensation in accordance with Rule 11a2-2(T)(a)(2)(iv).

            4. The Manager may enter into a contract ("Sub-Advisory Agreement") with an investment sub-adviser in which the Manager delegates to such investment sub-adviser any or all of its duties specified in Paragraph 3 above, provided that such Sub-Advisory Agreement imposes on the investment sub-adviser bound thereby all duties and conditions to which the Manager is subject hereunder, and further provided that such Sub-Advisory Agreement meets all requirements of the 1940 Act and rules thereunder.

            5. (a) The Manager, at its expense, shall supply the Board of Directors and officers of the Corporation with all statistical information and reports reasonably required by them and reasonably available to the Manager and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund. The Manager shall maintain or oversee the maintenance of all books and records with respect to the Fund's securities transactions and the keeping of the Fund's books of account in accordance with all applicable federal and state laws and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that any records which it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Manager further agrees to arrange for the preservation of the records required to be maintained by Rule 31a-1 under the 1940 Act for the periods prescribed by Rule 31a-2 under the 1940 Act. The Manager shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of the Fund, to serve in the capacities in which they are elected.

            (b) Other than as herein specifically indicated, the Manager shall not be responsible for the Fund's expenses. Specifically, the Manager will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Manager hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: advisory fees; distribution fees; interest; taxes; governmental fees; voluntary assessments and other expenses incurred in connection with membership in

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

investment company organizations; the cost (including brokerage commissions or charges, if any) of securities purchased or sold by the Fund and any losses in connection therewith; fees of custodians, transfer agents, registrars or other agents; legal expenses; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying the Fund's shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to the Fund's shareholders; costs of stationery; costs of stockholders and other meetings of the Fund; directors' fees; audit fees; travel expenses of officers, directors and employees of the Corporation, if any; and the Corporation's pro rata portion of premiums on any fidelity bond and other insurance covering the Corporation and its officers, directors and employees. Any and all expenses of the Fund advanced by the Manager shall be reimbursed by the Fund at such time or times agreed to by the Fund and the Manager.

            6. No director, officer or employee of the Corporation or Fund shall receive from the Corporation any salary or other compensation as such director, officer or employee while he is at the same time a director, officer, or employee of the Manager or any affiliated company of the Manager. This paragraph shall not apply to directors, executive committee members, consultants and other persons who are not regular members of the Manager's or any affiliated company's staff.

            7. As compensation for the services performed and the facilities furnished and expenses assumed by the Manager, including the services of any consultants retained by the Manager, the Fund shall pay the Manager, as promptly as possible after the last day of each month, a fee, computed daily at an annual rate of 1.00% of the average daily net assets of the Fund. The first payment of the fee shall be made as promptly as possible at the end of the month succeeding the effective date of this Agreement and shall constitute a full payment of the fee due the Manager for all services prior to that date. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors of the Corporation. Each such payment shall be accompanied by a report prepared either by the Fund or by a reputable firm of independent accountants which shall show the amount properly payable to the Manager under this Agreement and the detailed computation thereof.

            8. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board of Directors of the Corporation in following or declining to follow any advice or recommendations of the Manager; provided, that nothing in this Agreement shall protect the Manager against any liability to the Fund or its shareholders to which it would otherwise be subject

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by  reason  of  willful  misfeasance,  bad  faith,  or gross  negligence  in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

            9. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager who may also be a director, officer, or employee of the Corporation or the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Manager to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

            10. As used in this Agreement, the term "net assets" shall have the meaning ascribed to it in the Articles of Incorporation of the Corporation and the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions or other modifications as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

            11. This Agreement will become effective with respect to the Fund on the date first written above, provided that it shall have been approved by the Corporation's Board of Directors and by the shareholders of the Fund in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive annual periods ending on the same date of each year, provided that such continuance is specifically approved at least annually (i) by the Corporation's Board of Directors or (ii) by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Corporation's Directors who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

            12. This Agreement is terminable with respect to the Fund without penalty by the Corporation's Board of Directors, by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or by the Manager, on not less than sixty (60) days' notice to the other party and will be terminated upon the mutual written consent of the Manager and the Corporation. This Agreement shall terminate automatically in the event of its assignment by the Manager and shall not be assignable by the Corporation without the consent of the Manager.

            13. In the event this Agreement is terminated by either party or upon written notice from the Manager at any time, the Corporation hereby agrees that it will eliminate from its corporate name any reference to the name of "Legg Mason." The Corporation shall have the non-exclusive use of the name "Legg Mason" in whole or in part so long as this Agreement is effective or until such notice is given.

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

            14. The Manager agrees that for services rendered to the Fund, or indemnity due in connection with service to the Fund, it shall look only to assets of the Fund for satisfaction and that it shall have no claim against the assets of any other portfolios of the Corporation.

            15. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

            16. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

            17. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

Attest:                                     LEGG MASON INVESTORS TRUST, INC.



By: /s/ Wm. Shane Hughes                    By: /s/ Marie K. Karpinski
   -------------------------------             ---------------------------------
       Wm. Shane Hughes                        Marie K. Karpinski
       Secretary                               Vice President and Treasurer

Attest:                                     LEGG MASON FUND ADVISER, INC.



By: /s/ Marc Duffy                          By: /s/ Jennifer W. Murphy
   ------------------------------              ---------------------------------
                                               Jennifer W. Murphy
                                               Senior Vice President

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